UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 25, 2019

Proteostasis Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37695	20-8436652
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

80 Guest Street, Suite 500 Boston, MA		02135
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (617) 225-0096

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 7.01	Regulation FD Disclosure.

On March 25, 2019, the Company issued the press release attached hereto as Exhibit 99.1.

The furnishing of the attached press release is not an admission as to the materiality of any information therein. The information contained in the press release is summary information that is intended to be considered in the context of more complete information included in the Company’s filings with the U.S. Securities and Exchange Commission, or the SEC, and other public announcements that the Company has made and may make from time to time by press release or otherwise. The Company undertakes no duty or obligation to update or revise the information contained in this report, although it may do so from time to time as its management believes is appropriate. Any such updating may be made through the filing of other reports or documents with the SEC, through press releases or through other public disclosures. For important information about forward looking statements, see the “Safe Harbor” section of the press release in Exhibit 99.1 attached hereto.

The information in this Item 7.01 of this Current Report on Form 8-K and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information contained in this Item 7.01 and in the press release attached as Exhibit 99.1 to this Current Report shall not be incorporated by reference into any filing with the SEC made by the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing, except as expressly set forth by specific reference in such filing.

Item 8.01	Other Events.

Spokespersons of the Company plan to present the information in the presentation slides attached hereto as Exhibit 99.2.

On March 25, 2019 the Company announced the following information:

Proteostasis Therapeutics, Inc. today announced results from Phase 1 clinical studies of its proprietary cystic fibrosis transmembrane conductance regulator (CFTR) modulators: PTI-801, a third-generation CFTR corrector; PTI-808, a novel CFTR potentiator; and PTI-428, a novel CFTR amplifier. This comprehensive data set includes efficacy and safety data from 14-day studies of PTI’s proprietary combination therapy (PTI-808, PTI-801 and PTI-428), as well as separate studies of PTI-801 over 14 days and PTI-428 over 28 days as add-on treatments to background tezacaftor/ivacaftor therapy, in CF subjects. Endpoints including safety, changes in sweat chloride (SC) concentration and in percent predicted FEV1 (ppFEV1) were assessed and evaluated.

Proprietary Combination Results in Detail

For PTI’s proprietary triple combination study, 31 subjects were randomized and treated in two dose cohorts determined as part of a pharmacokinetic-pharmacodynamic (PK-PD) model designed to address the combination rule under established regulatory guidance for dose selection in a Phase 3 study, or received placebo. Both active cohorts included the same dose of PTI-428 (30mg) and either a low dose of PTI-801 (200 mg) and a high-dose-tested of PTI-808 (300mg), or a high-dose-tested of PTI-801 (600mg) and a mid-dose of PTI-808 (150 mg). PTI-808 or placebo was administered in a 7-day lead-in period, which was followed by a 14-day triple combination treatment period and a subsequent 7-day washout period. PK results were as expected and reconfirmed a once-a-day dosing profile for a triple combination of PTI-801, PTI-808 and PTI-428.

The compounds were generally well tolerated and there were no serious adverse events or discontinuations reported during the triple combination treatment period. The majority of adverse events reported were mild to moderate in severity. A broad set of inclusion criteria, endorsed by the CF Foundation as a way to enable recruitment due to limited patient availability, were used in the study, resulting in the enrollment of the highest number of subjects predisposed to rapid pulmonary function decline (n=7) across all of the Company’s proprietary combination studies to date.

In a per protocol analysis (PPA) (n=27, limited to subjects compliant to the protocol), a PTI-801 dose-dependent improvement in ppFEV1 and SC concentration was observed across cohorts. Further, improvement in ppFEV1 did not reach a plateau by day 14, unlike the response profile in the Company’s previously reported mid-dose doublet (300mg PTI-801 and 300mg PTI-808) and in reported results from non-PTI triple combinations, a finding that affirms PTI’s plan for longer duration studies.

In the PPA population, a statistically significant (p<0.001) mean absolute increase in ppFEV1 at day 14 of 5 percentage points versus baseline was observed in the 600 mg PTI-801 cohort. This cohort also showed a statistically significant decrease in sweat chloride concentration at day 14 of -19 mM (p<0.00001) compared to baseline and -24 mM (p<0.001) compared to placebo with individual improvements of up to 50 mM. Adjusting for subjects predisposed to rapid pulmonary decline (subjects who would be ineligible for other CFTR modulators combination studies), the 600 mg PTI-801 cohort saw an improvement in ppFEV1 of +6 (p<0.005) versus baseline, and +8 (p<0.05) versus baseline compared to placebo.

In the Company’s doublet study, enrollment remains ongoing in the cohort of 400 mg PTI-801 and 300 mg PTI-808, with 7 subjects recruited to date. As support for the Company’s PK-PD model, a group unblinding of the sweat chloride endpoint was performed, and demonstrated a mean improvement of -20 mM versus baseline (p<0.0005). Factoring in a broad new dataset that includes all double and triple combination 14-day studies, the Company’s PK-PD model shows a strong positive relationship between sweat chloride, ppFEV1 improvements and dose levels. This points to a potential best in class doublet combination backbone of 600 mg of PTI-801 and 300 mg of PTI-808, which will be further studied and could be used with or without PTI-428.

Phase 2 Trials Planned

Based on the totality of data, the Company will be launching three new Phase 2, 28-day studies in CF subjects with at least one F508del mutation. The studies will employ entry criteria comparable to those used in other CFTR modulator combination studies. They will include a placebo controlled, triple and double combination trial in up to 30 patients exploring PTI-801 (600 mg) and PTI-808 (300 mg) with or without PTI-428 over a 28-day treatment period. PTI’s CFTR modulators will also be evaluated in a homogeneous population over a longer duration. These studies will provide insight on the magnitude of PTI-428 contribution to efficacy and include:

•	PTI-801/808/428 28-day study in CF subjects (F508del homozygotes)

•	PTI-801/808 28-day study in CF subjects (F508del homozygotes)

•	PTI-801/808/428 28-day study in CF subjects (F508del heterozygotes)

These studies will position the Company to complete Phase 2 enrollment in 2019 and initiate Phase 3 studies in mid-2020, as previously guided.

Add-On Study Results in Detail

For PTI’s two separate add-on studies, a total of 56 CF subjects who were on background tezacaftor/ivacaftor were randomized and treated with either PTI-801 (400 mg) or placebo for 14 days (n=18), or PTI-428 (10 mg or 30 mg) or placebo for 28 days (n=38).

Similar to the Company’s proprietary combination cohorts, these studies were designed with broad entry criteria, endorsed by the CF Foundation as a way to enable recruitment due to limited patient availability. Review of patient medical history records revealed that they experienced an average decline in ppFEV1 of 3 points despite initiating tezacaftor/ivacaftor therapy; approximately a third of the population had 3 or more pulmonary exacerbations in the 12 months prior to screening, and almost half had previously discontinued lumacaftor/ivacaftor for reasons that included intolerability and lack of benefit. These factors all suggest a strong recruitment bias towards CFTR modulator non-responders for these studies.

Subjects receiving PTI-801 experienced an average sweat chloride improvement of -20 mM (p<0.05) compared to baseline, with individual improvements approaching or exceeding -40 mM during the treatment period. These subjects did not, however, demonstrate a statistically significant improvement in ppFEV1 at the end of 14 days of treatment.

Consistent with PTI-428’s mechanism of action, patients at both the 10 mg and 30 mg doses achieved the targeted increase of CFTR protein expression of approximately 50% (p<0.05) through 28 days compared to baseline. These results were obtained via a proprietary CFTR protein ELISA that analyzes samples from the nasal mucosa of study subjects and is an established biomarker for CFTR amplifiers. Similar to the PTI-801 add on study, PTI-428 subjects did not demonstrate a statistically significant improvement in ppFEV1 at the end of 28 days of treatment.

Safe Harbor

To the extent that statements in this report are not historical facts, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “aim,” “may,” “will,” “expect,” “anticipate,” “estimate,” “intend,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Examples of forward-looking statements made in this report include, without limitation, statements regarding the potential of our proprietary combination therapies for the treatment of CF, the potential benefit to patients of our proprietary combination therapies, expected presentations and expected timing of the initiation of, patient enrollment in, data from, and the completion of, our clinical studies and cohorts for our clinical programs. Forward-looking statements made in this release involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements, and we, therefore cannot assure you that our plans, intentions, expectations or strategies will be attained or achieved. Such risks and uncertainties include, without limitation, the possibility final or future results from our drug candidate trials (including, without limitation, longer duration studies) do not achieve positive results or are materially and negatively different from or not indicative of the preliminary results reported by the Company (noting that these results are based on a small number of patients and small data set), uncertainties inherent in the execution and completion of clinical trials (including, without limitation, the possibility that FDA comments delay, change or do not permit trial commencement, or intended label, or the FDA requires us to run cohorts sequentially or conduct additional cohorts or pre-clinical or clinical studies), in the enrollment of CF patients in our clinical trials in a competitive clinical environment, in the timing of availability of trial data, in the results of the clinical trials, in possible adverse events from our trials, in the actions of regulatory agencies, in the endorsement, if any, by therapeutic development arms of CF patient advocacy groups (and the maintenance thereof), and those set forth in our Annual Report on Form 10-K for the year ended December 31, 2018 and our other SEC filings. We assume no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The above information is not an admission as to the materiality of any information therein. The Company undertakes no duty or obligation to update or revise the information contained in this report, although it may do so from time to time as its management believes is appropriate. Any such updating may be made through the filing of other reports or documents with the SEC, through press releases or through other public disclosures.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release, furnished herewith.

99.2	Presentation slides, filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 25, 2019	PROTEOSTASIS THERAPEUTICS, INC.

	By:	/s/ Meenu Chhabra
Meenu Chhabra
President and Chief Executive Officer